UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2007
SunCom Wireless, Inc.
(Exact name of Registrant as specified in charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	333-57715 (Commission File Number)	23-2930873 (I.R.S. Employer Identification No.)

1100 Cassatt Road		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (610) 651-5900
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.
On January 31, 2007, SunCom Wireless, Inc., a Delaware corporation (the “Company”), together with SunCom Wireless Investment Co., LLC, a Delaware limited liability company and parent of the Company (“SunCom Investment”), SunCom Wireless Holdings, Inc., a Delaware corporation and indirect parent of the Company (“SunCom Holdings”), and certain holders of the 9-3/8% Senior Subordinated Notes due 2011 and 8-3/4% Senior Subordinated Notes due 2011 of the Company (the “SunCom Wireless Subordinated Notes”) entered into an Exchange Agreement (the “Exchange Agreement”), pursuant to which the holders of the SunCom Wireless Subordinated Notes party thereto, who hold approximately 91.3% of the outstanding principal amount of the SunCom Wireless Subordinated Notes, will exchange all of their outstanding SunCom Wireless Subordinated Notes (subject to certain contractual constraints) in exchange for an aggregate of 48,304,431 shares of Class A common stock, par value $0.01 per share, of SunCom Holdings (“Class A Common Stock”) The exchange will be effected by SunCom Investment. Immediately prior to the exchange, SunCom Holdings will contribute to SunCom Investment the new shares of Class A Common Stock necessary to complete the exchange. As a result of the exchange, the holders of the outstanding SunCom Wireless Subordinated Notes participating in the exchange will receive in the aggregate (in respect of their SunCom Wireless Subordinated Notes tendered in the exchange) approximately 87% of the outstanding Class A Common Stock of SunCom Holdings on a fully-diluted basis. The existing holders of the Class A Common Stock of SunCom Holdings will own approximately 13% of the Class A Common Stock of SunCom Holdings on a fully-diluted basis following the exchange.
The parties to the Exchange Agreement make customary representations, warranties and covenants. In connection with the Exchange Agreement, the holders of the SunCom Wireless Subordinated Notes have entered into “exit consents” that will remove, effective as of the closing of the exchange, substantially all of the restrictive covenants and certain of the events of default from the indentures governing the SunCom Wireless Subordinated Notes.
The consummation of the exchange is subject to various conditions, including the approval of the exchange by stockholders of SunCom Holdings holding a majority of the outstanding Class A Common Stock of SunCom Holdings, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, receipt of approval from the Federal Communications Commission, and other customary closing conditions. The parties expect the transaction to close in the second quarter of 2007.
The Exchange Agreement contains termination rights, including the right of SunCom Holdings to terminate the Exchange Agreement if SunCom Holdings’ board of directors changes its recommendation to the stockholders as required by its fiduciary duties under applicable law and provides that, upon the termination of the Exchange Agreement under specified circumstances, SunCom Holdings will be required to pay each holder of SunCom Wireless Subordinated Notes party to the Exchange Agreement a break-up fee equal to 2% of the total outstanding principal amount of the SunCom Wireless Subordinated Notes held by such holder as of the date of the Exchange Agreement, or approximately $13.6 million in the aggregate.
The foregoing description is qualified in its entirety by reference to the Exchange Agreement attached to this Form 8-K as Exhibit 2.1.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits
2.1 Exchange Agreement, dated as of January 31, 2007, by and among SunCom Wireless Holdings, Inc., SunCom Wireless Investment Co., LLC, SunCom Wireless, Inc. and the holders of the 9-3/8% Senior Subordinated Notes due 2011 and 8-3/4% Senior Subordinated Notes due 2011 of SunCom Wireless, Inc. party thereto.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOM WIRELESS, INC.

Date: January 31, 2007	By:	/s/ Eric Haskell

		Name:	Eric Haskell
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

2.1	Exchange Agreement, dated as of January 31, 2007, by and among SunCom Wireless Holdings, Inc., SunCom Wireless Investment Co., LLC, SunCom Wireless, Inc. and the holders of the 9-3/8% Senior Subordinated Notes due 2011 and 8-3/4% Senior Subordinated Notes due 2011 of SunCom Wireless, Inc. party thereto.

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